                                                                   EXHIBIT 12.01

                EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

           COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                                                          FIRST QUARTER
(Dollars in millions)                                  2002           2001
                                                       ----           ----
Earnings before income taxes and cumulative
   effect of change in accounting principle            $ 33           $ 55
Add:
   Interest expense                                      31             36
   Appropriate portion of rental expense (1)              7              7
   Amortization of capitalized interest                   3              4
                                                       ----           ----
Earnings as adjusted                                   $ 74           $102
                                                       ====           ====

Fixed charges:
   Interest expense                                    $ 31           $ 36
   Appropriate portion of rental expense (1)              7              7
   Capitalized interest                                   1              1
                                                       ----           ----
Total fixed charges                                    $ 39           $ 44
                                                       ====           ====
Ratio of earnings to fixed charges                     1.9x           2.3x
                                                       ====           ====


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(1)   For all periods presented, the interest component of rental expense is estimated to equal one-third of such expense.


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